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EXHIBIT 12.1

The ratio of earnings to fixed charges was computed as follows:

                                                                  Predecessor                         Successor
                                                          --------------------------   -------------------------------------------
                                                                         Period From   Period From                     26-Week
                                                          Fiscal Year    December 30,   October 2,    Fiscal Year   Transitional
                                                             Ended         1999 to        2000 to        Ended      Period Ended
                                                          December 29,    October 1,    January 3,     January 2,      July 3,
                                                             1999           2000           2001          2002           2002
                                                          ------------   -----------   -----------    -----------   ------------
Fixed charges:

Interest expense, net (1)                                  (2,143,000)   (2,842,000)    11,590,000     38,029,000    12,902,000
Capitalized interest                                          392,000       368,000        170,000        369,000       158,000
Amortized premiums, discounts and capitalized expenses
related to indebtedness                                       228,000       174,000      1,221,000      4,678,000     1,974,000
Estimated interest in rental expense                        3,574,000     2,866,000        894,000      3,936,000     2,116,000
                                                           ----------    ----------     ----------     ----------    ----------
   Total fixed charges                                      2,051,000       566,000     13,875,000     47,012,000    17,150,000

Earnings:

Pretax income before minority interest (2)                 67,237,000    51,145,000      2,064,000     27,829,000   (11,068,000)
Fixed charges (from above)                                  2,051,000       566,000     13,875,000     47,012,000    17,150,000
Amortization of capitalized interest                          400,000       308,000         92,000        400,000       200,000
Capitalized interest                                          392,000       368,000        170,000        369,000       158,000
Minority interest that had not incurred fixed charges           5,000        74,000        (17,000)        18,000       197,000
                                                           ----------    ----------     ----------     ----------    ----------
   Total earnings                                          69,291,000    51,577,000     15,878,000     74,854,000     5,927,000

Ratio of earnings to fixed charges                               33.8          91.1            1.1            1.6            -- (3)

                                                                                       Successor
                                                          --------------------------------------------------------------------
                                                                         Pro Forma                                  Pro Forma
                                                          Fiscal Year   Fiscal Year     40 Weeks      40 Weeks       40 Weeks
                                                             Ended         Ended         Ended         Ended          Ended
                                                            July 2,        July 2,      April 9,      April 7,       April 7,
                                                             2003           2003          2003          2004           2004
                                                          -----------   -----------    ----------    ----------     ----------
Fixed charges:

Interest expense, net (1)                                  39,007,000    32,925,000    30,508,000    27,564,000     32,442,000
Capitalized interest                                          288,000       288,000       247,000       207,000        207,000
Amortized premiums, discounts and capitalized expenses
related to indebtedness                                     1,921,000    13,868,000     2,094,000     1,643,000      1,860,000
Estimated interest in rental expense                        4,438,000     4,438,000     3,400,000     3,447,000      3,447,000
                                                           ----------    ----------    ----------    ----------     ----------
   Total fixed charges                                     45,654,000    51,519,000    36,249,000    32,861,000     37,956,000

Earnings:

Pretax income before minority interest (2)                 17,067,000     1,006,000     3,489,000     9,496,000      4,401,000
Fixed charges (from above)                                 45,654,000    51,519,000    36,249,000    32,861,000     37,956,000
Amortization of capitalized interest                          400,000       400,000       308,000       308,000        308,000
Capitalized interest                                          288,000       288,000       247,000       207,000        207,000
Minority interest that had not incurred fixed charges         179,000       179,000       179,000      (345,000)      (345,000)
                                                           ----------    ----------    ----------    ----------     ----------
   Total earnings                                          62,654,000    52,458,000    39,620,000    42,803,000     42,803,000

Ratio of earnings to fixed charges                                1.4           1.0           1.1           1.3            1.1

(1) "Interest expense, net" comprises:

      Interest expense (per statement of operations)
      Less interest income (per statement of operations) and OID amortization (per statement of cash flows) and amortization of debt issuance costs (per statement of operations)

(2) "Pretax income before minority interest" comprises:

      Income (loss) before income expense (benefit)
      Less minority interest (disclosed as a component of earnings above)

(3) Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.